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                                                                    EXHIBIT 5.1


                     [LETTERHEAD OF CAHILL GORDON & REINDEL]


                                  June 26, 2002



                                                                  (212) 701-3000


Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170

                            Re: Energy Partners, Ltd.

Ladies and Gentlemen:

         We have acted as counsel to Energy Partners, Ltd., a Delaware corporation (the "Company"), in connection with the Form S-3 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Act"), 9,067,983 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), of which up to 4,000,000 shares of Common Stock may be issued upon exercise of outstanding warrants (the "Warrants") and up to 4,493,052 shares of Common Stock may be issued upon conversion of the outstanding Series D exchangeable convertible preferred stock (the "Preferred Stock").

         In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

         Based upon the foregoing, we advise you that in our opinion, the shares of Common Stock that are issued are, and the shares of Common Stock issuable upon exercise of the Warrants and conversion of the Preferred Stock, when issued in accordance with the terms of such securities, including the payment of the exercise price in the case of the Warrants, will be, duly and validly issued, fully paid and non-assessable.

         In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and the judicial decisions interpreting these laws, and the federal laws of the United States of America.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                  Very truly yours,


                                  /s/ CAHILL GORDON & REINDEL